Deloitte &                                                         EXHIBIT 99.3
Touche LLP
---------------------  --------------------------------------------------------
     [CORPORATE LOGO]  One City Centre                Telephone: (314) 342-4900
                       St. Louis, Missouri 63101



INDEPENDENT AUDITORS' REPORT To the Partners of
  Nooney Income Fund Ltd. II, L.P.:

We have audited the accompanying balance sheets of Nooney Income Fund Ltd. II, L.P. (a limited partnership) as of December 31, 1994 and 1993, and the related statements of operations, partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1994. Our audits also included the financial statement schedules listed in the Index at Item 14 (a)2. These financial statements and financial statement schedules are the responsibility of the Partnership's general partners. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Partnership's general partners, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Nooney Income Fund, Ltd. II, L.P. as of December 31, 1994 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1994 in conformity with generally accepted accounting principles. Also, in our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 to the financial statements, management has successfully negotiated a contract to purchase the remaining undivided interests of Countryside Executive Center, Wards Corner Business Center A & B and NorthCreek Office Park.

/S/ DELOITTE & TOUCHE LLP

March 24, 1995





-------------------
Deloitte Touche
Tohmatsu
International
-------------------

NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

BALANCE SHEETS
DECEMBER 31, 1994 AND 1993
-------------------------------------------------------------------------------
                                                          1994         1993
                                                       -----------  -----------

ASSETS

CASH AND CASH EQUIVALENTS (Notes 2 and 3)              $ 1,118,033  $ 1,046,208

ACCOUNTS RECEIVABLE - No allowance for doubtful
  accounts considered necessary (Note 2)                   108,832      196,813

INVESTMENT PROPERTY (Notes 1, 2 and 8):
     Land and improvements                               1,674,836    1,674,836
     Buildings                                          10,260,354   10,034,329
                                                       -----------  -----------
                                                        11,935,190   11,709,165

Less accumulated depreciation                            4,131,718    3,728,922
                                                       -----------  -----------

                                                         7,803,472    7,980,243

DEFERRED EXPENSES - At amortized cost (Note 2)              88,115       63,969
                                                       -----------  -----------

TOTAL                                                  $ 9,118,452   $9,287,233
                                                       ===========  ===========

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
     Accounts payable and accrued expenses             $    42,775  $    51,107
     Accrued real estate taxes                             290,572      325,578
     Accrued sewer expenses (Note 6)                        32,400       31,162
     Refundable tenant deposits                             63,619       61,924
                                                       -----------  -----------

     Total liabilities                                     429,366      469,771

PARTNERS' EQUITY                                         8,689,086    8,817,462
                                                       -----------  -----------

TOTAL                                                  $ 9,118,452  $ 9,287,233
                                                       ===========  ===========


See notes to financial statements.


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF OPERATIONS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
---------------------------------------------------------------------------------------------
                                                          1994          1993         1992
                                                       -----------  ------------  -----------

REVENUES:
     Rental and other income (Notes 2, 4 and 7)        $ 1,729,872  $ 1,843,782   $1,893,640
     Interest                                               23,494       26,371       19,263
                                                       -----------  ------------  -----------
          Total revenues                                 1,753,366    1,870,153    1,912,903

EXPENSES:
     Interest                                                1,238        1,238        1,238
     Depreciation and amortization (Note 2)                459,247      475,591      547,068
     Real estate taxes                                     331,245      405,246      433,374
     Property management fees - related party
       (Note 2)                                            105,854      104,619      106,656
     Repairs and maintenance                               118,850      120,209      108,212
     Other operating expenses (includes $25,000 in
       1994, 1993 and 1992) (Note 2)                       482,886      519,064      547,742
     Writedown of investment property (Note 8)                        1,506,000      366,000
                                                       -----------  ------------  -----------
          Total expenses                                 1,499,320    3,131,967    2,110,290
                                                       -----------  ------------  -----------

NET INCOME (LOSS)                                      $   254,046  $(1,261,814)  $ (197,387)
                                                       ===========  ============  ===========

NET INCOME (LOSS) ALLOCATION:
     General partners                                  $    20,380  $      (725)  $   (1,974)
     Limited partners                                  $   233,666  $(1,261,089)  $ (195,413)

LIMITED PARTNERS DATA (Note 2):
     Net income (loss) per unit                        $     12.16  $    (65.61)  $   (10.17)
                                                       ===========  ============  ===========

     Cash distributions - Investment income per unit   $     12.16  $        --   $       --
                                                       ===========  ============  ===========

     Cash distributions - Return of capital per unit   $      6.59  $     12.50   $       --
                                                       ===========  ============  ===========

     Weighted average limited partnership units
       outstanding                                          19,221       19,221       19,221
                                                       ===========  ============  ===========

See notes to financial statements.



NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
---------------------------------------------------------------------------------------------
                                                        Limited      General
                                                        Partners     Partners        Total
                                                     ------------  ------------  ------------

BALANCE (DEFICIT), JANUARY 1, 1992                   $10,638,433   $  (106,825)  $10,531,608

     Net loss                                           (195,413)       (1,974)     (197,387)
                                                     ------------  ------------  ------------

BALANCE (DEFICIT), DECEMBER 31, 1992                  10,443,020      (108,799)   10,334,221

     Net loss                                         (1,261,089)         (725)   (1,261,814)
     Cash distributions                                 (240,262)      (14,683)     (254,945)
                                                     ------------  ------------  ------------

BALANCE (DEFICIT), DECEMBER 31, 1993                   8,941,669      (124,207)    8,817,462

     Net income                                          233,666        20,380       254,046
     Cash distributions                                 (360,410)      (22,012)     (382,422)
                                                     ------------  ------------  ------------

BALANCE (DEFICIT), DECEMBER 31, 1994                 $ 8,814,925   $  (125,839)  $ 8,689,086
                                                     ============  ============  ============


See notes to financial statements.



NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
------------------------------------------------------------------------------------------------------------
                                                                        1994          1993          1992
                                                                    ------------  ------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income (loss)                                              $   254,046   $(1,261,814)  $  (197,387)
     Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
          Writedown of investment property                                   --     1,506,000       366,000
          Depreciation                                                  428,766       451,328       525,739
          Amortization of deferred expenses                              30,481        24,263        21,329
          Net changes in accounts affecting operations:
               Accounts receivable                                       87,981       (59,956)       65,209
               Deferred expenses                                        (54,627)      (20,726)      (51,298)
               Accounts payable and accrued expenses                     (8,332)       16,100        (3,820)
               Accrued real estate taxes                                (35,006)      (26,483)       14,393
               Accrued sewer expenses                                     1,238         1,237         1,237
               Refundable tenant deposits                                 1,695         5,341         5,298
                                                                    ------------  ------------  ------------

                    Net cash provided by operating activities           706,242       635,290       746,700
                                                                    ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES -
     Additions to investment property                                  (251,995)     (603,421)     (160,246)
                                                                    ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES -
     Cash distributions to partners                                    (382,422)     (254,945)           --
                                                                    ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                     71,825      (223,076)      586,454

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                          1,046,208     1,269,284       682,830
                                                                    ------------  ------------  ------------

CASH AND CASH EQUIVALENTS, END OF YEAR                              $ 1,118,033   $ 1,046,208   $ 1,269,284
                                                                    ============  ============  ============


See notes to financial statements.


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992

1.  BUSINESS

    Nooney Income Fund Ltd. II, L.P. (the "Partnership") is a limited partnership organized under the laws of the State of Missouri on February 13, 1985 for the purpose of investing in income-producing real properties, such as shopping centers, office buildings, warehouses and other commercial properties.

    The Partnership has an undivided interest in the following properties:

                          Property                           Undivided Interest
    -------------------------------------------------------  ------------------
    Leawood Fountain Plaza                                           24%
    Countryside Executive Center                                     50%
    Wards Corner Business Center A & B                               45%
    NorthCreek Office Park                                           45%


    In addition, the Partnership owns 100% of the Tower Industrial Building.

    The Partnership's proportionate share of the results of operations of the partially-owned properties are included in the statements of operations presented. The Partnership's proportionate share of the assets and liabilities of the partially-owned properties are included in the balance sheets presented.

    The Partnership owned three properties jointly with Nooney Income Fund Ltd. III, L.P. (NIF III). NIF III was unable to service its debt, and its percentage interests in the jointly-held properties were transferred to a subsidiary of the mortgage lender in lieu of foreclosure. The Partnership has entered into a purchase and sale contract with the subsidiary of the mortgage lender to purchase the partial interests of Countryside Executive Center, Wards Corner Business Center A & B and NorthCreek Office Park (the "Acquisition Interests"). The contract provides for a closing date no later than June 30, 1995. The purchase price is $7,190,000 of which the mortgage lender will finance 100%. The proposed financing provides for interest at the lenders corporate base rate plus 3/4%. Interest only will be due during the first year of the loan. The second, third, fourth and fifth years of the loan, monthly principal payments of $7,789, $8,388, $9,587 and $9,587, respectively, plus accrued interest will be due. The remaining unpaid principal balance is due at the end of the fifth year of the loan. The loan will be secured by 100% of Countryside Executive Center, Wards Corner Business Center A & B and NorthCreek Office Park and is recourse to the Partnership. The purchase and sale contract is contingent upon the Partnership obtaining the approval of the limited partners. If management is unsuccessful in negotiations or limited partner approval is not received, the subsidiary of the mortgage lender could attempt to partition the properties and force their sale.

    If management is successful in purchasing the Acquisition Interests, management plans to attempt to sell 100% of Countryside Executive Center (Countryside) as soon as practicable because of local market conditions, tax burdens and other factors related specifically to this property. At December 31, 1994, the Partnership's proportionate share of the net assets of Countryside was $375,881. For the year ended December 31, 1994, the Partnership's proportionate share of total revenues was $553,433, of total expenses was $589,994 and of net loss was $36,561.

    The Partnership's management is unable to predict whether the limited partners will approve the transaction or whether the subsidiary of the mortgage lender would be successful in an attempt to force a partition and sale of the properties.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The financial statements include only those assets, liabilities and results of operations of the partners which relate to the business of Nooney Income Fund Ltd. II, L.P. The statements do not include any assets, liabilities, revenues or expenses attributable to the partners' individual activities. No provision has been made for federal and state income taxes since these taxes are the personal responsibility of the partners.

    The corporate general partner is a partially-owned subsidiary of Nooney Company. One of the individual general partners is an officer, director and shareholder of Nooney Company. Another individual general partner's spouse is a shareholder of Nooney Company. Nooney Company is also an economic assignee of two former individual general partners. Nooney Krombach Company, a wholly-owned subsidiary of Nooney Company, manages the Partnership's real estate for a management fee. Property management fees paid to Nooney Krombach Company were $105,854, $104,619 and $106,656 for the years ended December 31, 1994, 1993 and 1992, respectively. Additionally, the Partnership pays Nooney Krombach Company $25,000 annually as reimbursement for administrative services including accounting, issuing and transferring of units, data processing and investor communications.

    Investment property is recorded at the lower-of-cost or net realizable value. The net realizable value of the Partnership's investment property is based on current appraisals.

    Land improvements and buildings are depreciated over their estimated useful lives using the straight-line method.

    Lease agreements are accounted for as operating leases and rentals from such leases are reported as revenues ratably over the terms of the leases. Certain lease agreements provide for rent concessions. At December 31, 1994, accounts receivable include approximately $91,000 ($136,000 in 1993) of accrued rent which is not yet due under the terms of various lease agreements.

    Included in rental and other income are amounts received from tenants under provisions of lease agreements which require the tenants to pay additional rent equal to specified portions of certain expenses such as real estate taxes, insurance, utilities and common area maintenance. The income is recorded in the same period that the related expense is incurred.

    Net Operating Cash Income, as defined in the Partnership Agreement, is distributed quarterly as follows: (1) 90% pro rata to the limited partners;

    (2) 9% to the individual general partners as their annual Partnership Management Fee; and (3) 1% to the individual general partners.

    In the event it is determined after the close of a fiscal year that the limited partners have not received their 7-1/2% non-cumulative preference as defined in the Partnership Agreement, then the individual general partners return to the partnership a portion of their distributions received as their 9% annual Partnership Management Fee until the limited partners have received their 7-1/2% non-cumulative preference. The individual general partners are not required to return any amount in excess of one-half of the 9% Partnership Management Fee received. If Net Operating Cash Income for any fiscal year is not sufficient to pay the limited partners any portion of their 7-1/2% non-cumulative preference, the unpaid amount does not accrue to future fiscal years. The annual Partnership Management Fee is a cumulative preference. The preferential return can be distributed only through cash distributed as a result of a Major Capital Event (as defined) or cash distributed upon dissolution of the partnership. Such preferred distribution is only allowed after the general and limited partners receive amounts equal to their adjusted capital accounts and the limited partners receive an 11% cumulative return. Through December 31, 1994, Partnership Management Fees totaling $225,415 have not been paid under the limitations stated above. Based upon the priorities of cash to be distributed, management believes that the likelihood of payment of the $225,415 is remote.

    For financial statement and income tax reporting, the income from operations is allocated as follows: first, a special allocation of gross income to the individual general partners in the amount equal to the annual partnership management fee distributed to the individual general partners during the period; then, the remainder is allocated 1% to the individual general partners and 99% pro rata to the limited partners based upon the relationship of original capital contributions of the limited partners.

    Limited partnership per unit computations are based on the weighted average number of limited partnership units outstanding during the period.

    The Partnership considers all highly liquid debt instruments with a maturity of three months or less at date of purchase to be cash equivalents.

    Deferred expenses consist of lease fees which are amortized over the terms of their respective leases.

    Certain reclassifications have been made to the 1993 and 1992 financial statements to conform with the 1994 presentation.

3.  CASH EQUIVALENTS

    Cash equivalents consist of bank repurchase agreements of $675,000 at December 31, 1994 ($550,000 at December 31, 1993).

4.  RENTAL REVENUES UNDER OPERATING LEASES

    Minimum future rental revenues under noncancelable operating leases in effect as of December 31, 1994 are as follows:


                     1995                $1,133,000.00
                     1996                   863,000.00
                     1997                   421,000.00
                     1998                   244,000.00
                     1999                   190,000.00
                     Remainder              555,000.00
                                         -------------
                         Total           $3,406,000.00
                                         =============

5.  FEDERAL INCOME TAX STATUS

    The general partners believe, based on opinion of legal counsel, that Nooney Income Fund Ltd. II, L.P. is considered a partnership for income tax purposes. Selling commissions and offering expenses incurred in connection with the sale of limited partnership units are not deductible for income tax purposes and therefore increase the partners' bases. Investment properties are depreciated for income tax purposes using rates which differ from rates used for computing depreciation for financial statement reporting. Rents received in advance are includable in taxable income in the year received. Rent concessions, recognized ratably over lease terms for financial statement purposes, are includable in taxable income in the year rents are received. Losses in connection with the writedown of investment property are not recognized for tax purposes until the property is disposed.

    The comparison of financial statement and income tax reporting is as follows:

                                                       Financial      Income
                                                       Statement        Tax
                                                     ------------  ------------

    1994:
         Net income                                  $   254,046   $   114,775
         Partners' equity                              8,689,086    14,698,146

    1993:
         Net loss                                    $(1,261,814)  $  (241,634)
         Partners' equity                              8,817,462    14,965,793

    1992:
         Net loss                                    $  (197,387)  $   (68,480)
         Partners' equity                             10,334,221    15,462,372


6.  ACCRUED SEWER EXPENSES

    The Partnership's estimated obligation for construction of a sewer system at one of its properties was accrued when the Partnership acquired the property. Payments on the obligation are anticipated to begin in 1995.

7.  MAJOR TENANT

    A substantial amount of the Partnership's revenue in 1994 was derived from two major tenants whose rentals amounted to $194,000 for each tenant or 11% of total revenues for each tenant. No individual tenant accounted for more than 10% of revenue in 1993. A substantial amount of the Partnership's revenue in 1992 was derived from one major tenant whose rental amounted to $218,000 or 11% of total revenues.

8.  WRITEDOWN OF INVESTMENT PROPERTY

    In 1992, the general partners reduced the carrying value of Wards Corner Business Center by $366,000 in the fourth quarter which reduced the carrying amount of the property to an amount equal to the appraised value. This impairment was caused by the Registrant's termination of a major tenant's lease in the fourth quarter of 1992. In 1993, the general partners reduced the carrying value of Countryside Executive Center by $1,206,000, NorthCreek Office Park by $97,000 and Wards Corner Business Center by $203,000 to amounts equal to the appraised values. These adjustments were made in the fourth quarter as a result of lease renegotiations that took place and market information that became available at that time. No such writedowns were necessary in 1994.

                                  * * * * * *


NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE - RECONCILIATION OF PARTNERS' EQUITY (DEFICIT)
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
------------------------------------------------------------------------------------------------------------
The reconciliation of partners' equity (deficit) between financial statement and income tax reporting is as follows:

                                                                                December 31, 1994
                                                                    ----------------------------------------
                                                                       Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficit) per statement of partners' equity                 $ 8,814,925   $  (125,839)  $ 8,689,086

Add:
     Selling commissions and other offering costs not deductible
       for income tax purposes                                        2,411,625                   2,411,625

     Prepaid rents included in income for income tax purposes            10,620           107        10,727

     Master lease income included in income for income tax              118,404         1,196       119,600
       purposes

     Writedown of investment property not recognized for income
       tax purposes                                                   5,202,450        52,550     5,255,000
                                                                    ------------  ------------  ------------

          Total                                                      16,558,024       (71,986)   16,486,038

Less:
     Excess depreciation and amortization deducted for income tax
       purposes                                                       1,662,220        34,784     1,697,004

     Rent concessions not recognized for income tax purposes             89,979           909        90,888
                                                                    ------------  ------------  ------------

     Balance (deficit) per tax return                               $14,805,825   $  (107,679)   $14,698,146
                                                                    ============  ============  ============














                                                                                December 31, 1993
                                                                    ----------------------------------------
                                                                       Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficit) per statement of partners' equity                  $ 8,941,669  $  (124,207)  $ 8,817,462

Add:
     Selling commissions and other offering costs not deductible
       for income tax purposes                                        2,411,625                   2,411,625

     Prepaid rents included in income for income tax purposes            23,259           235        23,494

     Master lease income included in income for income tax
       purposes                                                         118,404         1,196       119,600

     Writedown of investment property not recognized for income
       tax purposes                                                   5,202,450        52,550     5,255,000
                                                                    ------------  ------------  ------------

          Total                                                      16,697,407       (70,226)   16,627,181

Less:
     Excess depreciation and amortization deducted for income tax
       purposes                                                       1,492,267        33,068     1,525,335

     Rent concessions not recognized for income tax purposes            134,692         1,361       136,053
                                                                    ------------  ------------  ------------

     Balance (deficit) per tax return                               $15,070,448   $  (104,655)  $14,965,793
                                                                    ============  ============  ============

























                                                                                December 31, 1992
                                                                    ----------------------------------------
                                                                       Limited       General
                                                                      Partners      Partners        Total
                                                                    ------------  ------------  ------------

Balance (deficit) per statement of partners' equity                 $10,443,020   $  (108,799)  $10,334,221

Add:
     Selling commissions and other offering costs not deductible
       for income tax purposes                                        2,411,625                   2,411,625

     Prepaid rents included in income for income tax purposes            21,282           215        21,497

     Master lease income included in income for income tax
       purposes                                                         118,404         1,196       119,600

     Writedown of investment property not recognized for income
       tax purposes                                                   3,711,510        37,490     3,749,000
                                                                    ------------  ------------  ------------

          Total                                                      16,705,841       (69,898)   16,635,943

Less:
     Excess depreciation and amortization deducted for income tax
       purposes                                                       1,056,187        28,664     1,084,851

     Rent concessions not recognized for income tax purposes             87,833           887        88,720
                                                                    ------------  ------------  ------------

     Balance (deficit) per tax return                               $15,561,821   $   (99,449)  $15,462,372
                                                                    ============  ============  ============



NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
DECEMBER 31, 1994
------------------------------------------------------------------------------------------------------------
                  Column A                       Column B                       Column C
---------------------------------------------  ------------  -----------------------------------------------
                                                                       Initial Cost to Partnership
                                                             -----------------------------------------------
                                                                Land and
Description                                    Encumbrances   Improvements      Buildings        Total
---------------------------------------------  ------------  --------------  --------------  --------------

Leawood Fountain Plaza Office Complex
  (24% undivided interest), Leawood, Kansas    $        --   $   318,962     $ 1,991,417     $ 2,310,379
Tower Industrial Building,
  Mundelein, Illinois                                            193,744       1,042,076       1,235,820
Countryside Executive Center
  (50% undivided interest), Palatine, Illinois                   623,919       4,302,911       4,926,830
NorthCreek Office Park
  (45% undivided interest), Cincinnati, Ohio                     338,850       4,639,617       4,978,467
Wards Corner Business Center A & B
  (45% undivided interest), Cincinnati, Ohio                     199,361       2,784,317       2,983,678
                                                -----------  --------------  --------------  --------------

          Total                                 $        --  $ 1,674,836     $14,760,338     $16,435,174
                                                ===========  ==============  ==============  ==============
                  Column A                       Column D                         Column E
---------------------------------------------  ---------------  --------------------------------------------
                                                                            Gross Amount at Which
                                                    Costs                Carried at Close of Period
                                                 Capitalized    --------------------------------------------
                                                Subsequent to     Land and
Description                                    Acquisition<F1>  Improvements     Buildings        Total
---------------------------------------------  ---------------  -------------  -------------  -------------

Leawood Fountain Plaza Office Complex
  (24% undivided interest), Leawood, Kansas    $     (690,623)  $     318,962  $   1,300,794  $   1,619,756
Tower Industrial Building,
  Mundelein, Illinois                                                 193,744      1,042,076      1,235,820
Countryside Executive Center
  (50% undivided interest), Palatine, Illinois     (2,657,715)        623,919      1,645,196      2,269,115
NorthCreek Office Park
  (45% undivided interest), Cincinnati, Ohio         (397,477)        338,850      4,242,140      4,580,990
Wards Corner Business Center A & B
  (45% undivided interest), Cincinnati, Ohio         (754,169)        199,361      2,030,148      2,229,509
                                               ---------------  -------------  -------------  -------------

          Total                                $   (4,499,984)  $   1,674,836  $  10,260,354  $  11,935,190
                                               ===============  =============  =============  =============


                  Column A                       Column F      Column G     Column H         Column I
---------------------------------------------  ------------  ------------  ----------  ---------------------
                                                                                              Life on
                                                                                        Which Depreciation
                                               Accumulated      Date of       Date       in Latest Income
                                               Depreciation  Construction   Acquired   Statement is Computed
                                               ------------  ------------  ----------  ---------------------

Leawood Fountain Plaza Office Complex
  (24% undivided interest), Leawood, Kansas    $    698,130  1982-1983      2/20/85     30 years
Tower Industrial Building,
  Mundelein, Illinois                               306,834  1974           3/20/86     30 years
Countryside Executive Center
(50% undivided interest), Palatine, Illinois      1,052,169  1975          12/16/86     30 years
NorthCreek Office Park
  (45% undivided interest), Cincinnati, Ohio      1,395,178  1984-1986     12/29/86     30 years
Wards Corner Business Center A & B
  (45% undivided interest), Cincinnati, Ohio        679,407  1985          12/29/86     30 years
                                               ------------  ------------  ----------  ---------------------

          Total                                $  4,131,718
                                               ============

---------------

<F1> Amounts show are net of assets written-off and the following writedowns to reflect appraised values:

     Leawood Fountain Plaza Office Complex   $  754,000
     Countryside Executive Center             3,256,000
     NorthCreek Office Park                     484,000
     Wards Corner Business Center A & B         761,000



NOONEY INCOME FUND LTD. II, L.P.
(A LIMITED PARTNERSHIP)

SCHEDULE III - REAL ESTATE AND ACCUMULATED DEPRECIATION
YEARS ENDED DECEMBER 31, 1994, 1993 AND 1992
------------------------------------------------------------------------------------------------------------
                                                                        1994          1993          1992
                                                                    ------------  ------------  ------------

(A)  Reconciliation of amounts in Column E:

     Balance at beginning of period                                 $11,709,165   $12,660,831   $13,242,097

     Add -  Cost of improvements                                        251,995       603,421       160,246

     Less:
          Writedown of investment property                                         (1,506,000)     (366,000)
          Cost of disposals                                             (25,970)      (49,087)     (375,512)
                                                                    ------------  ------------  ------------

     Balance at end of period                                       $11,935,190   $11,709,165   $12,660,831
                                                                    ============  ============  ============

     Reconciliation of amounts in Column F:

(B)  Balance at beginning period                                    $ 3,728,922   $ 3,326,681   $ 3,176,454

     Add - Provision during period                                      428,766       451,328       525,739

     Less - Depreciation on disposals                                   (25,970)      (49,087)     (375,512)
                                                                    ------------  ------------  ------------

     Balance at end of period                                       $ 4,131,718   $ 3,728,922   $ 3,326,681
                                                                    ============  ============  ============

(C)  The aggregate cost of real estate owned for
     federal income tax purposes                                    $17,190,190   $16,964,165   $16,409,831
                                                                    ============  ============  ============